                                                                    Exhibit 99.1



For Immediate Release                              Contact: Alan L. Marchisotto
August 31, 1998                                             203-625-7846



                           MORAN AND TURECAMO TO MERGE


         Moran Transportation Company announced today that it has signed an agreement with Turecamo Maritime, Inc. and its affiliated companies, White Stack Maritime Corp., Turecamo of Savannah, Inc. and Turecamo Environmental Services, Inc., to combine their respective businesses. The combined company will operate under the Moran Towing Corporation name and will continue to be headquartered in Greenwich, Connecticut.

         Paul R. Tregurtha, Chairman of Moran Transportation Company stated, "Moran has provided reliable, quality service to its customers for almost 140 years. We are delighted to combine our operations with the Turecamo companies, which have a similarly well deserved reputation for first class service." Gregory J. McGinty, President of Turecamo Maritime, Inc. stated, "We look forward to working with our counterparts at Moran to provide our customers with safe, efficient tug and marine transportation services. Our combined companies will be well positioned to continue to respond to the needs of our customers and to the demands of a changing regulatory environment."

         The combined company will operate 85 tugs based in Portsmouth, N. H., Port of New York/New Jersey, Albany, Philadelphia, Baltimore, Norfolk, Charleston, Savannah, Brunswick, Fernandina, Jacksonville, Miami and Port Arthur/Beaumont, and will provide marine transportation of dry bulk and petroleum products through its fleet of 22 barges. Before year-end, the fleet will be augmented by the addition of five tugs and four barges currently under construction.